Exhibit 5.1

May 16, 2011

Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA  95815

Re:           Ophthalmic Imaging Systems

Dear Sir or Madam:

We have acted as counsel to Ophthalmic Imaging Systems, a California corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 1,000,000 shares of the Company’s common stock, no par value  (the “Common Stock”), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Company’s 2011 Stock Option Plan (the “2011 Plan”) (collectively, the “Shares”), issuable upon the exercise of options which may from time to time be granted by the Company to employees (including officers and directors who are employees) of the Company, consultants, advisors and non-employee directors of the Company under the 2011 Plan.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In rendering the opinions expressed below, we have examined the Registration Statement and the exhibits thereto filed with the Commission on the date hereof, the Articles of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, the 2011 Plan, the forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement under the 2011 Plan, and the minutes and corporate proceedings of the Company’s Board of Directors adopting the 2011 Plan.  In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials and officers and representatives of the Company and have made such other investigations as we have deemed relevant to the rendering of this opinion.  In all of our examinations, we have assumed the accuracy of all information furnished to us and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified, facsimile, photostatic or conformed copies thereof, the authenticity of the originals of such latter documents, as well as the genuineness of all signatures on all documents furnished to us, the legal capacity of natural persons and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice in the State of California, and we express no opinion on any laws other than the laws of the State of California and the federal laws of the United States of America.  We are not opining on state securities laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued and paid for pursuant to the provisions of the 2011 Plan and the applicable option contract, legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

                               Very truly yours,

                               /s/ Troutman Sanders LLP

                               TROUTMAN SANDERS LLP